UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )

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Morningstar, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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22 West Washington Street

Chicago, IL 60602

SUPPLEMENT TO PROXY STATEMENT DATED APRIL 3, 2020 FOR THE 2020 ANNUAL
SHAREHOLDERS’ MEETING TO BE HELD ON MAY 15, 2020

EXPLANATORY NOTE:

The sole purpose of this supplement (this Supplement) to the definitive proxy statement of Morningstar, Inc. filed with the Securities and Exchange Commission on April 3, 2020 (the Proxy Statement) is to correct the table under the caption “Board Committees and Charters” on page 8 of the as-filed version of the Proxy Statement. The table shows the members of each board committee as of the date of the Proxy Statement and the number of meetings held by each committee during 2019. Due to an error that occurred in the course of preparing the Proxy Statement to be filed on EDGAR, the table included in the Proxy Statement incorrectly lists Steve Joynt as chair of the Compensation Committee and a member of the Nominating and Corporate Governance Committee and also incorrectly omits Steve Kaplan as chair of the Compensation Committee and a member of the Nominating and Corporate Governance Committee. The corrected table is set forth below and replaces the original table in the Proxy Statement in its entirety.

Director	Audit	Compensation	Nominating and Corporate Governance
Joe Mansueto
Kunal Kapoor
Robin Diamonte	Member		Member
Cheryl Francis	Chair	Member
Steve Joynt
Steve Kaplan		Chair	Member
Gail Landis	Member		Member
Bill Lyons		Member	Chair
Jack Noonan	Member	Member
Caroline Tsay	Member		Member
Hugh Zentmyer (1)	Member	Member
2019 Meetings	9	5	4

(1) In accordance with the Board’s retirement policy, Hugh will not be standing for re-election as a member of the Board and such Board committees as of the annual meeting.

This Supplement should be read in conjunction with the Proxy Statement. If you have already voted and would like to change or revoke your prior vote on any proposal, please refer to pages 38-39 of the Proxy Statement for further information on how to do so.